Exhibit 10.39

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Between

TRULITE, INC.

and

ERIC J. LADD

dated as of March 28, 2006

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 26th day of March, 2006 by and between Trulite, Inc., a Delaware corporation (the “Company”), and Eric J. Ladd (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee entered into that certain Employment Agreement, dated as of July 28, 2004, with the Company (the “Original Agreement”), and agreed to serve as an employee of the Company according to the terms of the Original Agreement; and

WHEREAS, Employee entered into that certain Amended and Restated Employment Agreement dated February 4, 2005, with the Company (the “Second Agreement”); and

WHEREAS, Employee and the Company now wish to further amend the Second Agreement to set forth the terms under which employee shall be employed on a full-time basis by the Company rather than one-half time, along with other amendments as set forth herein below, and to restate in their entirety the terms of employee’s employment by the Company.

NOW, THEREFORE, in consideration of the continued employment of employee by the Company and the payment of salary and other compensation to employee by the Company, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to continue to employ employee, and employee hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. Term. Employee shall continue to be employed by the Company as provided in Section 1 and such employment shall continue until January 31, 2007, unless sooner terminated as herein provided and Employment is terminable for any reason whatsoever by either the Company or employee upon thirty (30) days prior written notice to the other party, except that the Company may terminate this Agreement immediately for Cause, as defined herein below.

3. Position and Duties.

(a) The Company agrees to continue to employ employee in the capacity of Controls and Systems Engineer and employee agrees to continue to be so employed, in such capacity and having such duties and responsibilities which include, but not be limited, to the following:

•	Kitty hawk III and IV controlled design, documentation and fabrication

•	Kitty hawk III and IV Software design, documentation and programming.

•	Electrical Engineering for the Kitty hawk III and IV product lines

•	Electrical Engineering Training and documentation.

as are assigned to employee from time to time by the Company’s Board of Directors or such officer of the Company that the Board of Directors designates as employee’s supervisor.

(b) Employee agrees to devote all of his full business time and attention to the business and affairs of the Company and will use his best efforts in performing faithfully his duties under this Agreement.

(c) Employee shall use his reasonable best efforts to perform faithfully and efficiently his duties under this Agreement, and shall not engage in or be employed by any other business; provided, however, that nothing contained herein shall prohibit employee from (i) serving as a member of the board of directors, board of trustees or the like of any for-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not employee receives compensation therefore, (ii) investing his assets in such form or manner as shall not require any significant services on his part in the operation of the business of or property in which such investment is made as long as such business does not compete with the Company, or (iii) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as employee’s engaging in any activities permitted by virtue of clauses (i), (ii) and (iii) above does not materially interfere with the ability of employee to perform the services and discharge the responsibilities required of him under this Agreement.

4. Compensation and Related Matters.

(a) Salary. During the term of this Agreement, the Company shall pay to employee an annual salary of $80,000 in substantially equal installments in accordance with the Company’s payroll policies.

(b) Option. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 174,826 shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Option Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement in substantially the form attached hereto as Exhibit “A” (the “Option Agreement”). The option shall vest immediately and the purchased shares will be subject to repurchase by the Company at fair market value in the event that your service terminates for any reason. The Option Agreement shall contain such other terms as shall be determined by the Board of Directors of the Company.

(c) Expenses. During the term of employee’s employment hereunder, employee shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by employee in performing services hereunder, including all travel and living expenses while away from home on business or at the request of and in the service of the Company, cell phone expenses and entertainment expenses incurred by employee at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as may be amended from time to time.

(d) Benefits. Employee shall be entitled to participate in or receive benefits under any group health or other employee benefit plan or arrangement made available by the Company to its other similarly situated employees who perform the same or similar duties as employee in the same location, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(e) Sick Leave. Employee shall be entitled to sick and emergency leave in accordance with the regular policies and procedures established by the Company. Any additional sick or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the sole discretion of the Board of Directors of the Company.

(f) Vacations. Employee shall be excused from rendering his services during reasonable vacation periods for 10 business days per year plus any additional vacation days that may be approved by the Chief Executive Officer of the Company or such other officer of the Company that the Company’s Board of Directors designates as employee’s supervisor. Employee shall also be entitled to all paid holidays given by the Company to its employees generally.

5. Termination. Employee’s employment hereunder may be terminated under the following circumstances:

(a) Termination of Employment for Cause. The Company may terminate the employment of the employee if the employee engages in any of the following conduct (termination for “Cause”):

(1) Breaching any material provision of this Agreement;

(2) Misappropriating funds or property of the Company;

(3) Securing any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into on behalf of the Company;

(4) Engaging in conduct, even if not in connection with the performance of his duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of the Company, such as fraud, dishonesty, conviction of a felony, or other acts of moral turpitude;

(5) Failing to fulfill and perform the duties assigned to the employee in accordance with the terms hereof; or

(6) Failing to comply with corporate policies of the Company that are promulgated from time to time by the Company’s Board of Directors.

(b) Termination in the Event of Death or Disability.

(1) The Employer may terminate this Agreement in the event employee becomes and remains “Disabled” (as hereinafter defined), either physically, mentally, or otherwise, for a period of ninety (90) days during any consecutive period. As used herein, “Disabled” shall mean the continuous inability, whether mental or physical, of the employee to perform his normal job functions as determined by at least two (2) of three medical physicians. For purposes of such determination, the employee or his designee shall be entitled to appoint one physician, the Company shall be entitled to appoint one physician, and the two (2) physicians shall mutually appoint a third physician. Notwithstanding the foregoing, the employee or his designee and the Company may mutually agree that the employee is Disabled within the meaning of this Agreement.

(2) This Agreement shall immediately terminate upon the death of employee.

(c) Termination Without Cause. Either party may terminate the employment of employee without Cause at any time upon written notice to the other party.

6. Effect of Termination of Employment.

(a) Termination for Cause. In the event of termination for Cause, the employee shall be entitled to receive his compensation, as determined in Section 4 of this Agreement, due or accrued on a pro rata basis to the date of termination less the amount of actual damages, if any, caused to the Company by such breach of this Agreement.

(b) Termination upon death or Disability. In the event of termination for death or Disability of the employee, the employee or his estate shall be entitled to receive his compensation, as determined in Section 4 of this Agreement, due or accrued on a pro rata basis to the effective date of termination.

(c) Termination Without Cause. In the event the Company terminates employee’s employment without Cause, the Company shall continue making payments to employee in an amount equal to the compensation of the employee set forth in Section 4(a) of this Agreement, as if he were still employed for six (6) months, which shall constitute the full and total amount of liquidated damages that the employee shall be entitled to receive from the Company and its Affiliates and their officers, directors, and employees whether arising out of contract, tort or other claims arising out of his employment relationship with the Company.

(d) Company’s Right to Repurchase Shares. In the event that employee’s employment is terminated by the Company for Cause or by employee’s voluntary departure, the Company shall have the right to repurchase all Common Stock owned by employee at fair market value, as defined below. In the event that employee’s employment is terminated by the Company without Cause, the employee shall be entitled to retain the stock he owns. The Company shall have the right to repurchase any unvested portion of the stock subject to the Option at fair market value, as defined below. “Fair market value,” for the purposes of this Section 6, shall be determined by a qualified business valuation or appraisal expert chosen jointly by the employee and the Company’s Board of Directors.

7. Confidentiality, Non-Solicitation, and Non-Competition.

(a) Confidential Information. Employee acknowledges that (i) upon execution of this Agreement and during the term of this Agreement and as a part of his employment with the Company and any subsidiaries, whether pursuant to this Agreement or otherwise, employee has been and will be afforded access to “Confidential Information” as hereinafter defined; (ii) public disclosure of such Confidential Information could have a material adverse impact on the Company and its business; and (iii) as a result of his access to such Confidential Information, employee will attain substantial technical expertise, skill and knowledge with respect to the Company’s business. Employee acknowledges that the provisions of this Section 7(a) are reasonable and necessary with respect to the improper use or disclosure of Confidential Information. As used in this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its Affiliates, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its Affiliates (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its Affiliates or any of their consultants, agents or independent contractors or by employee, and whether or not marked confidential, including without limitation information relating to the Company’s or its Affiliates’ products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, inventions and improvements, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

(b) Non-Disclosure of Confidential Information. In consideration of the foregoing and of continued employment by the Company and the compensation and benefits paid or provided and to be paid or provided to employee by the Company pursuant to this Agreement, employee hereby covenants and agrees that during the term of this Agreement and for a period of one (1) year thereafter, employee shall not, without the Company’s prior written consent or as may be required by law or legal process, disclose, communicate, divulge or make available to any person or entity (other than the Company), or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, whether employee has such information in his memory or embodied in writing or other physical form. Upon termination of employee’s employment hereunder, employee shall deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require employee to disclose or otherwise make available any Confidential Information then employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Employee agrees that disclosures made by the Company or its affiliates to governmental authorities, to its customers or potential customers, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company or its affiliates in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public. The foregoing, however, shall not limit the Company’s authority to determine whether or not any such information has been so disclosed.

(c) Protection of Information.

(1) The Company shall disclose to employee, or place employee in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust employee with business opportunities of the Company; and/or shall place employee in a position to develop business good will on behalf of the Company.

(2) Employee agrees not to disclose or utilize, for employee’s personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the term of his employment hereunder or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by employee, individually or in conjunction with others, during employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by employee during his employment hereunder, or originated by any third party and brought to the attention of employee during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, “Business Information”). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of employee’s employment hereunder, for any reason, employee promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, employee also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company’s Business Information.

(3) Employee agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by employee during the term of his employment by the Company that pertain to hydrogen fuel technology and fuel cell system technology (the “Developments”) are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by employee for hire for the Company, employee agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Employee shall preserve each such Development as confidential and proprietary information of the Company. Employee shall promptly disclose each such Development and shall, upon demand, at the Company’s expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company’s ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of employee in and to each of such Developments. In addition, employee agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

(4) Any inventions relating to the business of the Company that pertain to hydrogen fuel technology and fuel cell system technology conceived or reduced to practice after employee leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 7(c).

(d) Non-Recruitment of Other Company Employees. During the term of  employee’s employment under this Agreement and for a period of one (1) year thereafter, employee will not directly or indirectly (i) recruit, solicit, encourage or induce any employee of the Company or any of its Affiliates to terminate such employment, (ii) otherwise disrupt any such employee’s relationship with the Company or its Affiliates, or (iii) whether individually or as owner, agent, employee, consultant or otherwise, hire, employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof, whether or not such engagement is solicited by employee.

(e) Non-Solicitation of Customers or Other Persons.

(1) During the term of employee’s employment under this Agreement and for a period of one (1) year thereafter, employee shall not solicit, induce, or attempt to induce any past, current or potential customer of the Company or its Affiliates to (A) cease doing business in whole or in part with or through the Company or its Affiliates or otherwise disrupt any previously established relationship existing between such customer and the Company or its Affiliates, or (B) do business with any other person or entity which performs services materially similar to or competitive with those provided by the Company or its Affiliates.

(2) During the term of employee’s employment under this Agreement and for a period of one (1) year thereafter, employee shall not solicit, induce, or attempt to induce any supplier, lessor, licensor, or other person who has a business relationship with the Company or its Affiliates, or who on the date employee’s employment hereunder is terminated is engaged in discussions or negotiations to enter into a business relationship with the Company or its Affiliates, to discontinue or reduce the extent of such relationship with the Company or its Affiliates.

(f) Non-Competition with the Company. Employee acknowledges and agrees that the services which have been and will be performed by employee for the Company or its Affiliates, whether during his employment with the Company or any Affiliates otherwise than pursuant to this Agreement, include services of a special, unique, unusual, extraordinary and intellectual character. Employee further acknowledges that the business of the Company and its subsidiaries is worldwide in scope, that employee has been and will be an integral part of conceiving, developing, marketing and selling such products and services on a worldwide basis, and that the Company and its subsidiaries compete with other organizations that are or could be located in any part of the world. Employee further acknowledges that, by virtue of the character of his services employee will be deemed to have worked for the Company or its subsidiaries at any and every location and geographic area in which employee’s services have been or will be applied on behalf of the Company or any subsidiary during his employment by the Company or any subsidiary whether pursuant to this Agreement or otherwise, irrespective of whether or not employee was physically present at such location or geographic area. Therefore, employee hereby covenants and agrees that during the term of employee’s employment hereunder and for a period of one (1) year thereafter, employee will not directly or indirectly engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or connected with, or render services or advice to, any other business whose services, products or activities compete in whole or in part with the services, products or activities of the Company relating to Company’s hydrogen fuel technology and fuel cell system technology or its subsidiaries, within all geographic areas worldwide in which employee’s services were applied by the Company or its subsidiaries at any time during employee’s by the Company or its subsidiaries otherwise than pursuant to this Agreement.

(g) Reasonableness of Covenants. It is understood and agreed by the parties hereto that the covenants by employee set forth in this Section 7 are essential elements of this Agreement and that but for employee’s agreement to comply with such covenants, the Company would not have entered into this Agreement. The parties also acknowledge that the time, scope, geographic area and other provisions of Section 7(b) through 7(f) have been specifically negotiated at arm’s length by sophisticated commercial parties with peculiar knowledge of the Company’s business. It is further agreed that all such provisions are reasonable under the circumstances pertaining to the Company’s business and employee’s key role therein, and necessary for the protection of the Company’s legitimate business interests. The Company and employee have independently consulted their respective legal counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the Company and its subsidiaries.

(h) Injunctive Relief and Other Remedies with Respect to Covenants. Employee acknowledges and agrees that the covenants and obligations of employee as set forth in this Section 7 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Employee further agrees that if, at any time, despite express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of Section 7(b) through 7(f) of this Agreement is unenforceable for any reason, the maximum permissible restrictions of time, scope or geographic area as determined by such court, will be substituted for any such restrictions held unenforceable. In the event  employee’s breach (or threatened breach in the case of clause (i) below) of any of the covenants and obligations set forth in this Section 7, employee agrees that the Company will (i) be entitled to an injunction, restraining order or such other equitable relief restraining employee from violating such covenants and obligations contained in this Section 7, without requiring the Company to post any bond or surety therefore, and (ii) have no further obligation to make any payments to employee hereunder. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity, including, but not limited to, recovery of costs and expenses such as reasonable attorneys’ fees by reason of any such breach, actual damages sustained by the Company as a result of any such breach, and cancellation of any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at such time.

(i) Applicability of Certain Sections. Notwithstanding the foregoing, the parties agree that Sections 7(d), 7(e) and 7(f) shall be binding upon employee only in the event that employee voluntarily terminates his employment hereunder during the term of this Agreement without the consent of the Company and in the event that employee is discharged by the Company for Disability or Cause.

8. Market Stand-Off. In connection with any public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including the Company’s first public offering, the Employee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any equity securities of the Company without the prior written consent of the Company or its underwriters, if any. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters, if any. In no event, however, shall such period exceed the shortest such period required of any stockholder holding five percent (5%) or more of the Company’s common stock on the date hereof. The Market Stand-Off shall in any event terminate two (2) years after the date of the Company’s first public offering following the date hereof. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any equity securities of the Company subject to the Market Stand-Off, or into which such equity securities of the Company thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the equity securities of the Company until the end of the applicable stand-off period. The Company’s underwriters, if any, shall be beneficiaries of the agreement set forth in this Subsection (c).

9. Successors; Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto; provided that the Company may assign any rights, interests or obligations hereunder to any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

10. Notice. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service with confirmation of receipt or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

To the Company:

3 Riverway, Suite 1700
Houston, Texas 77024
Attention: John Sifonis

To Employee:

Eric J. Ladd
4987 West Woodbend Road
West Jordan, Utah 84084

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by employee and such officer of the Company as may be specifically designated by the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

15. Governing Law. This Agreement , the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the parties hereto shall be in Harris County, Texas, and shall be brought in the State District Courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Harris County, Texas, and specifically consent to the jurisdiction of the State District Courts of Harris County and the United States District Court for the Southern District of Texas, Houston Division.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY: TRULITE, INC.

By:
Name: John Sifonis
Title: President

EMPLOYEE:

By:	/s/ Eric J. Ladd
Eric J. Ladd

EXHIBIT “A”

FORM OF STOCK OPTION AGREEMENT

Trulite, Inc. Stock Option Plan:

Summary of Stock Purchase

You have been granted the following option to purchase shares of the Common Stock of Trulite, Inc. (the “Company”):

Name of Optionee:	Eric J. Ladd

Total Number of Shares:	174,826

Type of Option:	Nonstatutory Stock Option (NSO)

Exercise Price Per Share:	$0.88

Date of Grant:	April 3, 2006

Date Exercisable:	This option may be exercised at any time after the Date of Grant for all or any part of the Shares subject to this option.

Vesting Commencement Date:	Immediately fully vested

Expiration Date:	April 3, 2010

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Trulite Stock Option Plan and the Stock Option Agreement, both of which are attached to and made a part of this document.

Purchaser:	Trulite, Inc.

/s/ Eric J. Ladd	By:
Eric J. Ladd	Title: President

Trulite, Inc. Stock Option Plan:

Stock Option Agreement

(1)	Acquisition Of Shares.

(a)
Transfer. On the terms and conditions set forth in the Summary of Stock Purchase and this Agreement, the Company agrees to transfer to the Purchaser the number of Shares set forth in the Summary of Stock Purchase. The transfer shall occur at the offices of the Company on the date of purchase set forth in the Summary of Stock Purchase or at such other place and time as the parties may agree.

(b)
Consideration. The Purchaser agrees to pay the Purchase Price set forth in the Summary of Stock Purchase for each Purchased Share. The Purchase Price is agreed to be at least 100% of the Fair Market Value of the Purchased Shares. Payment shall be made in cash or cash equivalents on the date of purchase set forth in the Summary of Stock Purchase.

(c)
Stock Option Plan and Defined Terms. The transfer of the Purchased Shares is subject to the Plan, a copy of which the Purchaser acknowledges having received. The provisions of the Plan are incorporated into this Agreement by this reference. Capitalized terms are defined in Section 12 of this Agreement.

(2)	Right Of Repurchase.

(a)
Scope of Repurchase Right. All Purchased Shares initially shall be Restricted Shares and shall be subject to a right (but not an obligation) of repurchase by the Company. The Purchaser shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares, except as provided in the following sentence.

(b)
Condition Precedent to Exercise. The Right of Repurchase shall be exercisable only during the 60-day period next following the date when the Purchaser’s Service terminates for any reason, with or without cause, including (without limitation) death or disability.

(c)
Lapse of Repurchase Right. The Right of Repurchase shall lapse with respect to the Purchased Shares in accordance with the vesting schedule set forth in the Summary of Stock Purchase. In addition, the Right of Repurchase shall lapse and all of the remaining Restricted Shares shall become vested if (i) the Company is subject to a Change in Control before the Purchaser’s Service terminates and (ii) the Right of Repurchase is not assigned to the entity that employs the Purchaser immediately after the Change in Control or to its parent or subsidiary.

(d)	Repurchase Cost. If the Company exercises the Right of Repurchase, it shall pay the Purchaser an amount equal to the Purchase Price for each of the Restricted Shares being repurchased.

(e)
Exercise of Repurchase Right. The Right of Repurchase shall be exercisable only by written notice delivered to the Purchaser prior to the expiration of the 60-day period specified in Subsection (b) above. The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than 30 days after the date of the notice. The certificate(s) representing the Restricted Shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to the Company properly endorsed for transfer. The Company shall, concurrently with the receipt of such certificate(s), pay to the Purchaser the purchase price determined according to Subsection (d) above. Payment shall be made in cash or cash equivalents or by canceling indebtedness to the Company incurred by the Purchaser in the purchase of the Restricted Shares. The Right of Repurchase shall terminate with respect to any Restricted Shares for which it has not been timely exercised pursuant to this Subsection (e).

(f)
Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to the Right of Repurchase. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. Appropriate adjustments shall also, after each such transaction, be made to the price per share to be paid upon the exercise of the Right of Repurchase in order to reflect any change in the Company’s outstanding securities effected without receipt of consideration therefor; provided, however, that the aggregate purchase price payable for the Restricted Shares shall remain the same.

(g)
Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Restricted Shares to be repurchased in accordance with this Section 2, then after such time the person from whom such Restricted Shares are to be repurchased shall no longer have any rights as a holder of such Restricted Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Restricted Shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(h)
Escrow. Upon issuance, the certificates for Restricted Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any new, substituted or additional securities or other property described in Subsection (f) above shall immediately be delivered to the Company to be held in escrow, but only to the extent the Purchased Shares are at the time Restricted Shares. All regular cash dividends on Restricted Shares (or other securities at the time held in escrow) shall be paid directly to the Purchaser and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for repurchase and cancellation upon the Company’s exercise of its Right of Repurchase or Right of First Refusal or (ii) released to the Purchaser upon the Purchaser’s request to the extent the Purchased Shares are no longer Restricted Shares (but not more frequently than once every six months). In any event, all Purchased Shares which have vested (and any other vested assets and securities attributable thereto) shall be released within 60 days after the earlier of (i) the Purchaser's cessation of Service or (ii) the lapse of the Right of First Refusal.

(3)	Right Of First Refusal.

(a)
Right of First Refusal. In the event that the Purchaser proposes to sell, pledge or otherwise transfer to a third party any Purchased Shares, or any interest in such Purchased Shares, the Company shall have the Right of First Refusal with respect to all (and not less than all) of such Purchased Shares. If the Purchaser desires to transfer Purchased Shares, the Purchaser shall give a written Transfer Notice to the Company describing fully the proposed transfer, including the number of Purchased Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by the Purchaser and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Purchased Shares. The Company shall have the right to purchase all, and not less than all, of the Purchased Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company. The Company’s rights under this Subsection (a) shall be freely assignable, in whole or in part.

(b)
Transfer of Shares. If the Company fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, the Purchaser may, not later than 90 days following receipt of the Transfer Notice by the Company, conclude a transfer of the Purchased Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which the Purchaser is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Purchaser, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Subsection (a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Purchased Shares on the terms set forth in the Transfer Notice within 60 days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Purchased Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Purchased Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c)
Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Purchased Shares subject to this Section 3 or into which such Purchased Shares thereby become convertible shall immediately be subject to this Section 3. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of Purchased Shares subject to this Section 3.

(d)
Termination of Right of First Refusal. Any other provision of this Section 3 notwithstanding, in the event that the Stock is readily tradable on an established securities market when the Purchaser desires to transfer Purchased Shares, the Company shall have no Right of First Refusal, and the Purchaser shall have no obligation to comply with the procedures prescribed by Subsections (a) and (b) above.

(e)
Permitted Transfers. This Section 3 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to the Purchaser’s spouse, children or grandchildren or to a trust established by the Purchaser for the benefit of the Purchaser or the Purchaser’s spouse, children or grandchildren, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Purchaser transfers any Purchased Shares, either under this Subsection (e) or after the Company has failed to exercise the Right of First Refusal, then this Section 3 shall apply to the Transferee to the same extent as to the Purchaser.

(f)
Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Purchased Shares to be purchased in accordance with this Section 3, then after such time the person from whom such Purchased Shares are to be purchased shall no longer have any rights as a holder of such Purchased Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Purchased Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(4)	Other Restrictions On Transfer.

(a)	Purchaser Representations. In connection with the issuance and acquisition of Shares under this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

(i)
The Purchaser is acquiring and will hold the Purchased Shares for investment for his or her account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(ii)
The Purchaser understands that the Purchased Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Purchased Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Purchaser obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Purchased Shares.

(iii)
The Purchaser is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including (without limitation) the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited “broker’s transaction,” and the amount of securities being sold during any three-month period not exceeding specified limitations. The Purchaser acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(iv)
The Purchaser will not sell, transfer or otherwise dispose of the Purchased Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Purchaser agrees that he or she will not dispose of the Purchased Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Purchased Shares and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Purchased Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Purchased Shares under the Rules of the California Corporations Commissioner.

(v)
The Purchaser has been furnished with, and has had access to, such information as he or she considers necessary or appropriate for deciding whether to invest in the Purchased Shares, and the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Purchased Shares.

(vi)
The Purchaser is aware that his or her investment in the Company is a speculative investment which has limited liquidity and is subject to the risk of complete loss. The Purchaser is able, without impairing his or her financial condition, to hold the Purchased Shares for an indefinite period and to suffer a complete loss of his or her investment in the Purchased Shares.

(b)
Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Purchased Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(c)
Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Purchaser shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Purchased Shares without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. The Market Stand-Off shall in any event terminate two years after the date of the Company’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Purchased Shares until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection (c). This Subsection (c) shall not apply to Shares registered in the public offering under the Securities Act, and the Purchaser shall be subject to this Subsection (c) only if the directors and officers of the Company are subject to similar arrangements.

(d)
Rights of the Company. The Company shall not be required to (i) transfer on its books any Purchased Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Purchased Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Purchased Shares have been transferred in contravention of this Agreement.

(5)	Successors And Assigns.

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Purchaser and the Purchaser’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

(6)	No Retention Rights.

Nothing in this Agreement or in the Plan shall confer upon the Purchaser any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Purchaser) or of the Purchaser, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(7)	Tax Election.

The acquisition of the Purchased Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b). Such election may be filed only within 30 days after the date of purchase set forth in the Summary of Stock Purchase. The form for making the Code Section 83(b) election is attached to this Agreement as an Exhibit. The Purchaser should consult with his or her tax advisor to determine the tax consequences of acquiring the Purchased Shares and the advantages and disadvantages of filing the Code Section 83(b) election. The Purchaser acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if the Purchaser requests the Company or its representatives to make this filing on his or her behalf.

(8)	Legends.

All certificates evidencing Purchased Shares shall bear the following legends:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES AND CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

If required by the authorities of any state in connection with the issuance of the Purchased Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.
reason, with or without cause.

(9)	Notice.

Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Purchaser at the address that he or she most recently provided to the Company.

(10) Entire Agreement.

The Summary of Stock Purchase, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(11) Choice Of Law.

This Agreement, the entire relationship of the parties hereto related to the subject matter hereof, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the parties hereto shall be in Harris County, Texas, and shall be brought in the State District Courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Harris County, Texas, and specifically consent to the jurisdiction of the State District Courts of Harris County and the United States District Court for the Southern District of Texas, Houston Division.

(12) Definitions.

(a) “Agreement” shall mean this Stock Option Agreement.

(b) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

(c) “Change in Control” shall mean:

(1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(2) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean a committee of the Board of Directors, as described in Section 2 of the Plan.

(f) “Company” shall mean Trulite, Inc., a Delaware corporation.

(g) “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(h) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(i) “Fair Market Value” shall mean the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

(j) “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(k) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(l) “Plan” shall mean the Trulite, Inc. 2006 Stock Option Plan, as amended.

(m) “Purchased Shares” shall mean the Shares purchased by the Purchaser pursuant to this Agreement.

(n) “Purchase Price” shall mean the amount for which one Share may be purchased pursuant to this Agreement, as specified in the Summary of Stock Purchase.

(o) “Purchaser” shall mean the person named in the Summary of Stock Purchase.

(p) “Restricted Share” shall mean a Purchased Share that is subject to the Right of Repurchase.

(q) “Right of First Refusal” shall mean the Company’s right of first refusal described in Section 3.

(r) “Right of Repurchase” shall mean the Company’s right of repurchase described in Section 2.

(s) “Securities Act” shall mean the Securities Act of 1933, as amended.

(t) “Service” shall mean service as an Employee, Outside Director or Consultant.

(u) “Share” shall mean one share of Stock, as adjusted in accordance with Section 8 of the Plan (if applicable).

(v) “Stock” shall mean the Common Stock of the Company, with no par value.

(w) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(x) “Summary of Stock Purchase” shall mean the document so entitled to which this Agreement is attached.

(y) “Transferee” shall mean any person to whom the Purchaser has directly or indirectly transferred any Purchased Share.

(z) “Transfer Notice” shall mean the notice of a proposed transfer of Purchased Shares described in Section 3.